Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-268143 and 333-281522) on Form S-3 and registration statements (Nos. 333-266170, 333-273906 and 333-281519) on Form S-8 of our report dated March 18, 2025, with respect to the consolidated financial statements of MiNK Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 18, 2025